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                                                                    Exhibit 23.2


                      CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in this registration statement of Waste Management, Inc. on Form S-3, relating to the registration of 20 million shares of Waste Management, Inc. common stock, $1 par value, of our report dated March 16, 1998, on our audits of the consolidated financial statements of USA Waste Services, Inc. as of December 31, 1997 and 1996, and for the years ended December 31, 1997, 1996 and 1995, which report is included in Form 10-K for the year ended December 31, 1997. We also consent to the reference to our firm under the caption "Experts."


Coopers & Lybrand, L.L.P.


Houston, Texas
June 15, 1998